SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.         )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

COMPUTER ASSOCIATES INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

RANGER GOVERNANCE, LTD.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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EXPLANATORY NOTE

        Ranger Governance, Ltd., a Texas limited partnership ("Ranger"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies (the "Solicitation") in support of electing Ranger nominees to the board of directors of Computer Associates International, Inc. ("Computer Associates") at the 2001 annual meeting of stockholders of Computer Associates.

Table of Contents

Ranger advertisement published in Wall Street Journal, dated as of August 1, 2001	Item 1

Content of Item 1

To All Computer Associates Shareholders

When is it OK to Lose $342,000,000?

When you can use non-standard accounting and report a “gain”

On July 23, 2001 Computer Associates International Inc. reported the following results for the quarter ended June 30 – using Generally Accepted Accounting Principles:

  A $342 million loss
  A 37% revenue decline
  Revenue fell to $713 million from $1.14 billion a year earlier
At the same time, using non-standard accounting methodology, CA reported a gain of $323,000,000, instead of the $342,000,000 GAAP loss. Commenting on this result, President & CEO Sanjay Kumar said, “Our quarter was a spectacular performance in what is a very difficult environment.”

Ranger Governance believes shareholders should focus on the real numbers–not the “pro forma/pro rata” numbers.

In Accounting Today, a premiere source for accounting professionals, J. Edward Ketz, an associate professor at Penn State, referred to CA’s use of the pro rata method as “problematic,” and said, “something smells, and it ain’t apple pie.”

“Curious Accounting at Computer Associates,” Accounting Today, July 23–August 5, 2001*

Ranger Governance also believes it is time for a change at CA. Ranger proposes a slate of independent directors made up of proven leaders with integrity and decades of experience in corporate leadership, software and technology companies, investment and corporate governance. Ranger has a comprehensive plan which we believe will realize the full potential of CA’s winning products, people and customers, and achieve substantial new growth and success.

On August 29th, Shareholders have a Choice

CA’s Creative Accounting vs.
Generally Accepted Accounting Principles (GAAP)

Ranger Governance: Credibility & Accountability

*Permission to use quotation neither sought nor obtained.

Even if you have sent a white proxy card to Computer Associates, you have every right to change your vote. You may revoke that proxy, and vote for the Ranger Governance slate by signing, dating and mailing the GREEN proxy.

If you have any questions on how to vote your shares, please call our proxy solicitor:
MORROW & CO., INC. at (800) 607-0088

Ranger urges all shareholders to read its definitive proxy statement which contains important information. Ranger’s definitive proxy statement was filed with the Securities and Exchange Commission on July 27, 2001, and is available on Ranger’s website at www.rangergov.com.

IMPORTANT INFORMATION

          On July 27, 2001, Ranger Governance, Ltd. filed a definitive proxy statement with the Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of Computer Associates International, Inc. Ranger's proxy statement was mailed to Computer Associates' stockholders on July 30, 2001. Ranger urges stockholders to read its proxy statement because it contains important information. You may obtain a free copy of Ranger's definitive proxy statement, as well as other soliciting materials that have been filed by Ranger, at the Commission's website at www.sec.gov. The definitive proxy statement and other documents filed by Ranger may also be obtained for free by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow & Co., Inc. at 800-634-4458 or at www.rangergov.com.

          Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in Ranger's solicitation is available in the definitive proxy statement filed by Ranger. In addition, the Ranger Nominees' plans for Computer Associates could change after election based on the exercise of their fiduciary duties to the stockholders of Computer Associates in the light of their knowledge and the circumstances at the time.